Exhibit 99.1

COLONY CAPITAL ANNOUNCES

SECOND QUARTER 2015 FINANCIAL RESULTS

Los Angeles, CA, August 6, 2015 – Colony Capital, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the second quarter ended June 30, 2015 and declared an increased dividend of $0.38 per share of Class A and Class B common stock for the third quarter of 2015.

Second Quarter 2015 Highlights

•	Funds from operations (FFO) of $83.2 million, or $0.62 per basic share, inclusive of a $38.0 million net gain, or $0.29 per basic share, on a required fair value remeasurement of consolidated investment entities resulting from the completion of the combination transaction; Core funds from operations (Core FFO) of $61.7 million, or $0.46 per basic share, which, among other adjustments made to compute Core FFO, excludes the required fair value remeasurement gain.

•	Declared and paid a second quarter dividend of $0.37 per share of Class A and Class B common stock.

•	Invested and agreed to invest approximately $833 million composed of $334 million in 11 loan originations and $499 million in six real estate equity investments. The Company plans to finance a majority of the loan originations resulting in combined levered interests expected to yield in excess of 12% on a blended basis. The Company also has obtained or plans to obtain investment-level, non-recourse financing on certain real estate equity investments.

•	The Company completed the combination transaction with Colony Capital, LLC for aggregate upfront consideration of $659 million based on the closing share price of $26.19 on April 1, 2015 prior to various closing adjustments and expenses. As a result of the transaction, the Company changed its name from Colony Financial, Inc. to Colony Capital, Inc.

•	Raised net proceeds of approximately $278 million through an underwritten public offering of 11,500,000 shares of the Company’s 7.125% Series C Cumulative Redeemable Perpetual Preferred Stock.

•	Subsequent to quarter end: the Company (i) invested and agreed to invest an additional $233 million in six loan originations and one real estate equity acquisition; (ii) increased commitments under its revolving credit facility by $155 million resulting in total commitments of $800 million; and (iii) received $75 million for its pro rata share of a special dividend distributed by Colony American Homes (“CAH”), which also announced the initiation of a regular-way quarterly dividend representing an approximate annualized dividend yield of 1.4%.

Second Quarter 2015 Financial Results

For the second quarter of 2015, the Company reported total income of $220.9 million and net income attributable to common stockholders of $47.9 million, or $0.43 per basic share.

Funds from operations (FFO) and core funds from operations (Core FFO) were $83.2 million, or $0.62 per basic share and $61.7 million, or $0.46 per basic share, respectively, for the second quarter of 2015. For more information and a reconciliation of net income attributable to common stockholders to FFO and Core FFO, please refer to the descriptions and tables at the end of this press release.

	Three Months Ended June 30, 2015		Three Months Ended June 30, 2014
(In thousands, except per share data)	Amount	Per Share / Unit	Amount	Per Share / Unit
Core FFO attributable to common interests in Operating Company and common stockholders	$61,657	$0.46	$49,296	$0.53
FFO attributable to common interests in Operating Company and common stockholders	83,159	0.62	44,043	0.48
Net income attributable to common interests in Operating Company and common stockholders	57,044	0.43	32,078	0.35
Net income attributable to common stockholders	47,906	0.43	32,078	0.35

“This is our first reporting quarter following the completion of the combination transaction with Colony Capital, LLC and we’re pleased to report outstanding results,” said Richard Saltzman, the Company’s President and Chief Executive Officer. “Built and acquired equity platforms such as Colony American Homes and Colony Light Industrial are beginning to contribute more meaningfully to our overall results. At the same time, we believe that the best is yet to come as we integrate the investment management business and start generating synergies through our organizational and balance sheet capabilities.”

Combination Transaction

On April 2, 2015, Colony Financial, Inc. completed the combination transaction with Colony Capital, LLC, the parent company of its manager, including the contribution of substantially all of Colony Capital, LLC’s real estate and investment management business and operations. As a result of the transaction, the Company, which has been renamed Colony Capital, Inc., has become an internally-managed publicly-traded REIT listed on the New York Stock Exchange under the same ticker symbol CLNY. The Company now employs Colony Capital, LLC’s former personnel including all of its senior executives led by Executive Chairman Thomas J. Barrack, Jr. and Chief Executive Officer and President Richard B. Saltzman, who have both entered into five-year employment agreements and related lock-up and non-competition arrangements with the Company. The transaction included the formation of an umbrella partnership real estate investment trust (UPREIT) with the subsidiary Colony Capital Operating Company, LLC (“Operating Company” or “OP”) that holds all the assets and directly or indirectly conducts substantially all of the Company’s business. The UPREIT structure is tax efficient and provides the Company with more competitive options when making investments in the future. Based on the closing share price of $26.19 on April 1, 2015, aggregate potential consideration was $779 million of which approximately $659 million was paid upfront in a combination of common stock and OP units, prior to various closing adjustments and expenses, and the balance represents contingent consideration that is subject to multi-year performance targets. While the Company continues to hold its significant ownership stake in CAH and will receive certain cost reimbursements under a transition services agreement with CAH, it did not acquire Colony Capital, LLC’s ownership interest in CAH and no longer receives management fees from CAH due to the prior internalization of CAH’s management in November 2014.

Second Quarter 2015 Operating Results and Investment Activity by Segment

The Company holds investment interests in five reportable segments: three equity segments composed of Colony Light Industrial Platform (“CLIP”), Single Family Residential Rental and Other Equity; a debt segment; and an investment management segment.

Equity: Colony Light Industrial Platform

The Company’s investment in CLIP represents a 62% interest in a portfolio of light industrial properties and 100% interest in the related operating platform. CLIP invests in light industrial properties in infill locations in major U.S. metropolitan markets targeting superior risk-adjusted returns. Light industrial properties are typically defined as buildings of less than 250,000 square feet and an office buildout of less than 20%. As of June 30, 2015, CLIP’s portfolio consisted of 315 primarily light industrial assets comprising 33.4 million square feet across 16 major U.S. markets and was 90% leased. During the second quarter, CLIP acquired 13 light industrial buildings totaling 2.8 million square feet for approximately $151 million. Total assets in this segment were $1.8 billion as of June 30, 2015.

Subsequent to the end of the quarter, CLIP acquired seven light industrial buildings totaling 0.7 million square feet for approximately $57 million. CLIP also refinanced $151 million of short-term floating rate bridge debt with $166 million of 10-year interest-only fixed rate debt with a 3.8% coupon on assets we intend to hold longer term. Further, CLIP closed on a $100 million revolving acquisition credit facility and currently has $232 million of uncalled capital commitments of which $87 million is from third-parties and the balance is from the Company to pursue additional acquisitions.

Equity: Single-Family Residential Rentals

The Company’s investment in single-family residential rental homes represents a 23% interest in CAH which is reported under the equity method. CAH is a market leader in the acquisition, ownership, renovation, leasing and management of single-family residential homes in the United States and owns and manages approximately 19,000 homes in eleven states. As of June 30, 2015, the overall portfolio was 94% occupied, up from 91% occupied as of March 31, 2015. During the second quarter, renovation and leasing productivity continued with approximately 590 homes renovated and 710 homes leased on average per month. Also during the second quarter, average rent growth on lease renewals was 4.7% while the annualized retention rate of tenants with expiring leases was 77%.

During the second quarter, CAH completed its third securitization transaction which totaled $640 million backed by beneficial ownership interests in a loan secured by approximately 3,900 homes with a duration-weighted blended interest rate of LIBOR plus 1.89%. Proceeds from the securitization were used to repay outstanding amounts under CAH’s revolving credit facility and pay a special dividend of $325 million, of which $75 million was distributed to the Company for its pro rata share, subsequent to quarter end. The special dividend represents a return of approximately 14% of the original capital invested by the Company in CAH and the Company used its share of the special dividend to repay amounts outstanding under its revolving credit facility. CAH also announced the initiation of a regular-way quarterly dividend of $7.2 million for the second quarter of 2015 representing an approximate annualized dividend yield of 1.4% on the Company’s original investment cost basis adjusted for the special dividend. Total assets of CAH were $4.3 billion as of June 30, 2015. The Company does not consolidate its interest in CAH and accounts for its interest under the equity method. CAH represents assets of $487 million on the Company’s balance sheet reflecting its 23% share of common equity in CAH.

CAH continues to focus on the growth and development of Colony American Finance (“CAF”), its wholly owned subsidiary that lends to other owners of single family homes for rent. Subsequent to quarter end, CAF raised $113 million of private equity with associated management fees and carried interest that will now inure to the benefit of CAH. CAF has cumulatively closed approximately $890 million of loans as of July 30, 2015 and continues to aggregate loans with the intent to finance portions of its loan portfolio through the capital markets in the near future.

Equity: Other Real Estate Equity Investments

The Company’s investment in other real estate equity includes triple net lease investments, real estate acquired in settlement of loans, common equity in real estate or related companies, and certain preferred equity investments with profit participation meeting certain risk and return profiles. During the second quarter, the Company invested and committed to invest $348 million in three real estate equity investments. The largest investment was the $324 million acquisition of the Class A global headquarters of Statoil in Norway. Statoil is rated AA- by Standard & Poors and signed a 15 year triple net lease as part of a sale-leaseback transaction. Concurrent with the acquisition, the Company obtained a $207 million, 10 year term, non-recourse, 3.9% fixed-rate loan resulting in an initial cash-on-cash yield of approximately 8.7%. Total assets in this segment were $2.0 billion as of June 30, 2015.

Real Estate Debt

The Company’s investment in real estate debt includes originations and acquisitions of senior loans and subordinated debt including preferred equity meeting certain risk and fixed return parameters. During the second quarter, the Company originated $334 million across 11 loans. This included six first mortgage loans and one mezzanine loan totaling $118 million within the Company’s Transitional CRE Lending Platform, which it plans to finance through the capital markets. The Company also participated in four loan originations of which its share is $216 million consisting of first mortgages, a mezzanine loan and a second mortgage. The Company plans to finance a majority of the loan originations resulting in combined levered interests expected to yield in excess of 12% on a blended basis. Total assets in this segment were $4.9 billion as of June 30, 2015.

Subsequent to the end of the quarter, the Company originated six additional loans totaling $176 million within its Transitional CRE Lending Platform.

Real Estate Investment Management

Following the completion of the combination transaction with Colony Capital, LLC, the Company has added a Real Estate Investment Management segment, which includes substantially all of Colony Capital, LLC’s real estate and investment management business and operations. During the quarter, the Company acquired a 50% interest in Hamburg Trust Group, a German-based fund and asset management platform with approximately €1 billion of assets under management. As of June 30, 2015, the Company had $18.7 billion of AUM and $9.0 billion of FEEUM compared to $17.7 billion of AUM and $9.2 billion of FEEUM as of April 2, 2015. AUM increased primarily due to the increase of the fair value of investments under management in excess of a decrease from realizations of certain investments. FEEUM is not based on fair value and decreased as a result of the realizations of certain investments in excess of additions to FEEUM. The definitions of AUM and FEEUM are provided on the last page of this release.

Preferred Stock Offering

In April 2015, the Company completed an underwritten public offering of 11,500,000 shares of its 7.125% Series C Cumulative Redeemable Perpetual Preferred Stock with a liquidation preference of $25.00 per share, including the full exercise of the overallotment option by the underwriters. The net offering proceeds, after deducting underwriting discounts and commissions and offering costs payable by the Company, were approximately $278 million.

Common and Preferred Stock Dividends

On August 5, 2015, the Company’s Board of Directors declared (i) an increased dividend of $0.38 per share of Class A and Class B common stock for the third quarter of 2015, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock for the quarterly period ending October 15, 2015, (iii) a cash dividend of $0.46875 per share on the Company’s 7.50% Series B

Cumulative Perpetual Preferred Stock for the quarterly period ending October 15, 2015, and (iv) a cash dividend of $0.4453 per share on the Company’s 7.125% Series C Cumulative Perpetual Preferred Stock for the quarterly period ending October 15, 2015. All dividends will be paid on October 15, 2015 to respective stockholders of record on September 30, 2015.

On May 6, 2015, the Company’s Board of Directors declared (i) a dividend of $0.37 per share of Class A and Class B common stock for the second quarter of 2015, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock for the quarterly period ending July 15, 2015, and (iii) a cash dividend of $0.46875 per share on the Company’s 7.50% Series B Cumulative Perpetual Preferred Stock for the quarterly period ending July 15, 2015, and (iv) a cash dividend of $0.4552 per share on the Company’s 7.125% Series C Cumulative Perpetual Preferred Stock for the quarterly period ending July 15, 2015. All dividends were paid on July 15, 2015 to respective stockholders of record on June 30, 2015.

Common Shares and Operating Company (“OP”) Units

As of June 30, 2015 and August 5, 2015, the Company had 112.3 million Class A and B common shares outstanding and the Operating Company had 134.0 million common OP units outstanding.

Non-GAAP Financial Measures

The Company presents non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found at the end of this press release.

Conference Call

Colony Capital, Inc. will conduct a conference call to discuss the results on Thursday, August 6, 2015, at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration) and use conference ID 13613770. International callers should dial (201) 689-8471 and enter the same conference ID number. For those unable to participate during the live call, a replay will be available beginning August 6, 2015 at 10:00 a.m. PT / 1:00 p.m. ET, through August 13, 2015, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use conference ID 13613770. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s website at www.colonyinc.com. A webcast of the call will be available for 90 days on the Company’s website.

About Colony Capital, Inc.

Colony Capital, Inc. is a leading global real estate and investment management firm headquartered in Los Angeles, California with 14 offices in 10 countries and more than 300 employees. Prior to its combination with Colony Financial, Inc. in 2015, Colony Capital, LLC sponsored $24 billion of equity across a variety of distinct funds and investment vehicles that collectively invested over $60 billion of total capital. The Company targets attractive risk-adjusted investment returns and its portfolio is primarily composed of: (i) general partner interests in Company sponsored private equity funds and vehicles; (ii) real estate equity; and (iii) real estate and real estate-related debt. The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,”

“predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement.

All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 27, 2015, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 31, 2015 and other risks described in documents subsequently filed by the Company from time to time in the future with the SEC.

Investor Contact:

Colony Capital, Inc.

Darren Tangen

Executive Director and Chief Financial Officer

310-552-7230

or

Addo Communications, Inc.

Lasse Glassen, 310-829-5400

lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash	$195,989	$141,936
Loans receivable, net	4,045,627	2,131,134
Real estate assets, net
Held for investment	2,679,857	1,643,997
Held for sale	410,755	—
Investments in unconsolidated joint ventures	1,126,873	1,646,977
Intangible assets, net	975,271	126,060
Due from affiliates	18,811	—
Other assets	406,877	181,744

Total assets	$9,860,060	$5,871,848

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$495,400	$164,000
Accrued and other liabilities	332,497	128,119
Due to affiliates	70,640	12,236
Dividends payable	61,791	47,537
Debt	2,669,222	1,979,665
Convertible senior notes	604,349	604,498

Total liabilities	4,233,899	2,936,055

Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock	250	135
Common stock	1,123	1,096
Additional paid-in capital	2,991,178	2,512,743
Distributions in excess of earnings	(99,671)	(68,003)
Accumulated other comprehensive loss	(27,436)	(28,491)

Total stockholders’ equity	2,865,444	2,417,480
Noncontrolling interests in investment entities	2,326,808	518,313
Noncontrolling interests in Operating Company	433,909	—

Total equity	5,626,161	2,935,793

Total liabilities and equity	$9,860,060	$5,871,848

COLONY CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Income
Interest income	$101,270	$53,963	$147,407	87,065
Rental income and tenant reimbursements	61,143	3,255	104,936	6,496
Hotel operating income	22,087	—	22,087	—
Equity in income of unconsolidated joint ventures	10,956	21,114	37,305	43,753
Fee income	21,928	—	21,998	—
Other income	3,520	231	3,783	456

Total income	220,904	78,563	337,516	137,770

Expenses
Management fees	101	9,937	15,062	20,650
Investment and servicing expenses	6,326	1,368	8,579	2,629
Transaction costs	3,708	1,033	17,898	5,583
Interest expense	30,924	10,700	57,517	19,649
Property operating expenses	29,335	843	43,346	1,691
Hotel operating expenses	6,570	—	6,570	—
Depreciation and amortization	36,645	1,253	58,953	2,505
Provision for loan losses	4,078	—	4,442	—
Impairment of real estate assets	—	—	450	—
Compensation costs	28,644	501	29,259	985
Administrative expenses	11,411	2,146	15,577	4,181

Total expenses	157,742	27,781	257,653	57,873

Gain on sale of real estate assets, net	740	—	740	—
Gain on remeasurement of consolidated investment entities, net	41,486	—	41,486	—
Other (loss) gain, net	(1,955)	221	(1,791)	1,201

Income before income taxes	103,433	51,003	120,298	81,098
Income tax expense	349	1	999	246

Net income	103,084	51,002	119,299	80,852
Net income attributable to noncontrolling interests:
Investment entities	34,630	13,353	40,316	21,473
Operating Company	9,138	—	9,138	—

Net income attributable to Colony Capital, Inc.	59,316	37,649	69,845	59,379
Preferred dividends	11,410	5,571	18,382	10,926

Net income attributable to common stockholders	$47,906	$32,078	$51,463	$48,453

Net income per common share:
Basic	$0.43	$0.35	$0.46	$0.56

Diluted	$0.40	$0.34	$0.46	$0.56

Weighted average number of common shares outstanding:
Basic	111,394	91,673	110,410	86,342

Diluted	136,434	110,430	110,410	86,352

COLONY CAPITAL, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

We calculate funds from operations (“FFO”) in accordance with standards established by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures.

We compute core funds from operations (“Core FFO”) by adjusting FFO for the following items, including our share of these items recognized by our unconsolidated partnerships and joint ventures: (i) stock compensation expense; (ii) effects of straight-line rent revenue and straight-line rent expense on ground leases; (iii) amortization of acquired above- and below-market lease values; (iv) amortization of deferred financing costs and debt premiums and discounts; (v) unrealized fair value gains or losses on derivative instruments and on foreign currency remeasurements; (vi) acquisition-related expenses, merger and integration costs; (vii) amortization of finite-lived intangibles related to investment management contracts and customer relationships; (viii) gain on remeasurement of consolidated investment entities, net of deferred tax expense, and the effect of amortization thereof; (ix) non-real estate depreciation and amortization; and (x) change in fair value of contingent consideration.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. Our calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

Funds from Operations and Core Funds from Operations

	Three Months Ended June 30,
(In thousands, except per share data)	2015	2014
Net income attributable to common stockholders	$47,906	$32,078
Adjustments for FFO attributable to common interests in Operating Company and common stockholders:
Net income attributable to noncontrolling common interests in Operating Company	9,138	—
Real estate depreciation and amortization	37,198	8,897
Impairment of real estate	64	601
(Gain) loss on sales of real estate	(545)	2,477
Less: Adjustments attributable to noncontrolling interests in investment entities	(10,602)	(10)

FFO attributable to common interests in Operating Company and common stockholders	$83,159	$44,043

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Noncash equity compensation expense	2,749	2,011
Straight-line rent revenue	(2,832)	60
Loss on change in fair value of contingent consideration	1,140	—
Amortization of acquired above- and below-market lease intangibles, net	605	—
Amortization of deferred financing costs and debt premiums and discounts	5,522	2,678
Unrealized gain on derivatives	(1,044)	(528)
Acquisition-related expenses	3,716	1,107
Amortization of investment management intangibles	5,614	—
Non-real estate depreciation and amortization	1,078	—
Gain on remeasurement of consolidated investment entities, net of deferred tax expense	(38,028)	—
Amortization of gain on remeasurement of consolidated investment entities, net	6,956	—
Less: Adjustments attributable to noncontrolling interests in investment entities	(6,978)	(75)

Core FFO attributable to common interests in Operating Company and common stockholders	$61,657	$49,296

FFO per basic common share / common OP Unit(1)	$0.62	$0.48

Core FFO per basic common share / common OP Unit(1)	$0.46	$0.53

Weighted average number of basic common shares used for FFO and Core FFO per common share and OP Unit(1)	133,407	92,359

(1)	Calculated based on weighted average basic shares outstanding including participating securities (nonvested shares) and assuming the exchange of all common OP units outstanding for common shares.

COLONY CAPITAL, INC.

DEFINITIONS

(Unaudited)

Fee-Earning Equity Under Management (“FEEUM”) refers to the equity for which the Company provides investment management services and from which it derives management fees and/or performance allocations. FEEUM is presented as of June 30, 2015, and excludes approximately $1.5 billion of equity capital previously managed for Colony American Homes (“CAH”) which is no longer fee-bearing following the separate internalization of its manager. FEEUM includes $0.8 billion of uncalled limited partner capital commitments which will not bear fees until such capital is called at the Company’s discretion. The Company’s calculations of FEEUM may differ from the calculations of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers.

Assets Under Management (“AUM”) refers to the assets for which the Company provides investment management services and includes assets for which it may or may not charge management fees and/or performance allocations. AUM is presented as of June 30, 2015 and equals the sum of: a) the gross fair value of investments held directly by the Company or managed by the Company on behalf of its private funds, co-investments, or other investment vehicles; b) leverage, inclusive of debt held by investments and deferred purchases prices; c) uncalled limited partner capital commitments which the Company is entitled to call from investors during the given commitment period at its discretion pursuant to the terms of their respective funds; and d) with respect to majority-owned and substantially controlled investments the Company consolidates gross assets attributable to third-party investors. The Company’s calculations of AUM may differ from the calculations of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers.